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                                                                    EXHIBIT 99.1

[ATS MEDICAL LOGO]

                                            Contact: Michael Dale, President/CEO
                                            Jack Judd, Chief Financial Officer
                                            763/553-7736


                                            EVC Group, Inc.
                                            Doug Sherk, Jennifer Beugelmans
                                            415/896-6820

IMMEDIATE RELEASE


                ATS MEDICAL PROVIDES PRELIMINARY REVENUE OUTLOOK
                     FOR FOURTH QUARTER AND FULL YEAR 2005


                        Year Over Year Revenue Grows 24%


MINNEAPOLIS, Jan. 23, 2006 -- ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today released preliminary revenue results for the fourth quarter and full year ended December 31, 2005.

Fourth quarter revenue is expected to increase approximately 37% to $9.9 million, compared with revenue of $7.2 million reported for the fourth quarter ended December 31, 2004. For the full year ended December 31, 2005, revenue is expected to grow approximately 24% to $34.6 million, compared with $28.0 million for the full year ended December 31, 2004. These results are in-line with the guidance that the Company provided when it reported its third quarter 2005 results on October 27, 2005.

"Our strong revenue growth illustrates the successful execution of our strategy to build a dynamic portfolio of products focused exclusively on the cardiovascular surgeon," said Michael Dale, Chairman, President and CEO.

ATS Medical, Inc. plans to issue final results for the fourth quarter and full year 2005 and conduct a conference call after the market close on February 8, 2006.

About ATS Medical

ATS Medical, Inc. manufactures and markets products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional clinical performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by product and service offerings including ATS Simulus(TM) annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(R) products for surgical cryoablation of cardiac arrhythmias, RTI - Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2005.